EXHIBIT 99.1

PROMISSORY NOTE

$375,000.00 USD	Carson City, Nevada
June 30, 2010

FOR VALUE RECEIVED, Healthmed Services Ltd. (hereinafter the “Maker”) hereby unconditionally promises to pay to the order of MED Ventures Ltd of Marque Place #300 430 West Bay rd. PO Box 30691SMB Grand Cayman KY1-1203 Cayman Islands , of holder and hereinafter to be referred to as the “Lender” the principal sum of $375,000.00, in lawful money of the United States of America, together with applicable interest.

Term of Loan	12 Months

Maturity Date	June 30, 2011

Interest Rate	6%

Unless accelerated upon default or previously prepaid, the entire principal balance of the indebtedness evidenced or created by this Note, plus any outstanding accrued interest, shall be due and payable on or before June 30, 2011 (“Maturity Date”). Time is of the essence on this Note and each and every provision hereof.

Each payment shall be applied first to any outstanding costs, any late fees or amounts previously due and then to the applicable accrued and unpaid interest and then to the reduction of the principal balance. Should interest not be so paid it shall be added to the principal amount due under this Note and bear like interest as the principal but such unpaid interest so compounded will not exceed the maximum rate permitted by applicable law, if any.

Should default occur, the total sum remaining unpaid shall bear interest at the rate of ten percent (10%) per annum during any period of default from the date the last payment was made. In addition, a late charge will be due equal to the amount of Ten percent (10%) of the monthly payment for any payment that is not paid on or before the 10th day of each month. Any such late charge(s) shall be added to the principal amount due under this Note. If not sooner paid, the entire unpaid principal balance together with accrued interest shall be all due and payable on the Maturity Date.

The payment of principal and interest hereunder is unsecured by the Maker and shall be construed as a general obligation of the Maker with all rights of collection and recourse inherent therein reserved by Lender.  An “Event of Default” under this Note shall exist if any of the following events shall occur and be continuing: (a) Maker shall fail to make any payment of interest and/or principal due under this Note by the 10th day of each month; or (b) Maker is in breach of or default under any provision contained in this Promissory Note.

Upon the occurrence of an Event of Default, the holder hereof may, at its sole option and in addition to exercising any rights or remedies available under this Note or otherwise at law or in equity, declare the principal of, and all interest then accrued thereon, and any or all indebtedness evidenced hereby, to be immediately due and payable upon ten (10) days written notice.

Maker and each surety, endorser, guarantor and any other party ever liable for payment of any sums of money payable on this Promissory Note, jointly and severally waive presentment, protest, notice of protest and non-payment, demand and all legal diligence in enforcing collection and expressly agree that their liability under this Promissory Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by an release or change in any security for the payment of this Promissory Note, and hereby consent to any and all renewals, extensions, indulgences, releases and changes, regardless of the number of such renewals, extensions, indulgences, releases and changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Promissory Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

Should more than one Maker sign this Promissory Note, all of the obligations herein shall be the joint and several obligation of each signer hereof. All assets whatsoever of each Maker, endorser and guarantor are committed for the payment of this Promissory Note, including, without limitation, separate assets, community assets, and assets held in partnership, joint tenancy, tenancy in common, or other form or whole or partial ownership.

This Promissory Note is being executed and delivered, and is intended to be performed, in the State of Nevada, United States of America. The substantive laws of Nevada shall govern the validity, construction, enforcement and interpretation of this Promissory Note. In the event of a dispute involving this Promissory Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Nevada, New York. In the event Maker fails to timely pay principal and interest hereunder or causes an Event of Default to occur, Payee shall be entitled to recover its legal costs and reasonable attorneys’ fees incurred as a result thereof.

IN WITNESS WHEREOF, the undersigned have executed this document as of the day and year first above written.

MAKER:

By:   /s/ Natalie Bannister

Natalie Bannister
President CEO & Director
Healthmed Services Ltd.